EXHIBIT 12

                 CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in Millions)

                     NINE MONTHS
                        ENDED                           YEAR ENDED DECEMBER 31,
                     SEPTEMBER 30,  -------------------------------------------
                           1994        1993  1992(1)     1991     1990     1989
                     -------------  -------  -------  -------  -------  -------
Net Income before
 Cumulative Effect of
  Changes in Accounting
   Principles               $1,070   $1,265   $2,210   $1,293   $2,157   $  251

Income Tax Expense             971    1,389    1,508    1,302    2,387    1,322

Distributions (Less Than)
 Greater Than Equity
  in Earnings of Less
   Than 50% Owned
    Affiliates                  (6)       6       (9)     (20)      (6)      (9)

Minority Interest                1       (2)       2        2        6        3

Previously Capitalized
 Interest Charged to
  Earnings During Period        22       20       18       17       15       15

Interest and Debt Expense      321      390      490      585      707      718

Interest Portion of
 Rentals (2)                   116      169      152      153      163      118
                           -------  -------  -------  -------  -------  -------
EARNINGS BEFORE PROVISION
 FOR TAXES AND
  FIXED CHARGES             $2,495   $3,237   $4,371   $3,332   $5,429   $2,418
                           =======  =======  =======  =======  =======  =======

Interest and Debt Expense   $  321   $  390   $  490   $  585   $  707   $  718

Interest Portion of
 Rentals(2)                    116      169      152      153      163      118

Capitalized Interest            56       60       46       30       24       42
                           -------  -------  -------  -------  -------  -------
  TOTAL FIXED CHARGES        $ 493   $  619   $  688   $  768   $  894   $  878
                           =======  =======  =======  =======  =======  =======

- -------------------------------------------------------------------------------
RATIO OF EARNINGS
 TO FIXED CHARGES             5.06     5.23     6.35     4.34     6.07     2.75
- -------------------------------------------------------------------------------
(1) The information for 1992 and subsequent periods reflects the company's adoption of the Financial Accounting Standards Board Statements No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and No. 109, "Accounting for Income Taxes," effective January 1, 1992.

(2) Calculated as one-third of rentals.